Exhibit 99.4

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”) dated as of August 9, 2023, is by and between SiriusPoint Ltd., a Bermuda exempted company limited by shares (the “Company”), and Daniel S. Loeb (the “Investor”).

WHEREAS, the Company and the Investor wish to specify in this Agreement the terms of their agreement as to certain matters relating to the Company and the Investor’s ownership of Shares.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Standstill. During the period beginning on the date of this Agreement and ending on the Standstill Termination Date, unless the Investor is specifically invited in advance by the Board in writing, the Investor shall not, and shall cause his controlled Affiliates not to, directly or indirectly: (i) publicly or privately make a proposal for (or in the case of any tender offer or exchange offer, commence) any tender offer, take-over bid, amalgamation, scheme of arrangement, merger, exchange offer, consolidation, business combination, purchase transaction or other similar extraordinary transaction involving the Company or any of its material Subsidiaries or any of their respective securities or material assets (each, an “Extraordinary Transaction”); (ii) form or join a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to any of the matters described in this Section 1 (for the avoidance of doubt, excluding any group composed solely of the Investor and one or more of his controlled Affiliates acting with a purpose other than any of the matters described in this Section 1); (iii) acquire any additional Shares or other securities of the Company if such acquisition would (A) be reasonably likely to require the Investor or any of his controlled Affiliates to file a Form A (or similar control filing) with any applicable state or other insurance regulatory authority or (B) result in the Investor and his controlled Affiliates having aggregate beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 9.5% of the issued and outstanding Shares; (iv) knowingly take any action in support of or make any proposal with respect to controlling, changing or influencing Company’s management, business, capitalization or corporate structure; or (v) solicit or become a participant in any solicitation of proxies or written consents from shareholders of the Company, submit any other proposal at any annual or special meeting of shareholders of the Company, conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, securities of the Company, or knowingly encourage, advise, or influence any other Person with respect to the giving or withholding of any proxy, consent, or other authority to vote any securities of the Company or in conducting any type of referendum with respect to securities of the Company (other than such encouragement, advice, or influence that is consistent with the recommendation given by the Board or senior management of the Company in connection with such matter); provided, that this Section 1 shall not limit or otherwise restrict the ability of the Investor or any of his controlled Affiliates to: (A) tender or sell securities of the Company or its Subsidiaries, including in any Extraordinary Transaction; (B) vote Shares or other securities owned by the Investor or his controlled Affiliates, including in connection with any Extraordinary Transaction; (C) make any proposal privately to the Board or senior management of the Company so long as the making of such proposal is not reasonably likely to require disclosure by the Company, the Investor or his Affiliates (unless such disclosure would be triggered solely by the approval or adoption of such action or proposal by the Board); or (D) in the case of the Investor, take any action in his capacity as a member of the Board or any committee thereof so long as such action is (1) not undertaken with the intent or purpose of circumventing the restrictions set forth in this Section 1 or (2) taken in furtherance of an action that has been approved or adopted by the Board.

2. Slate Notification. The Company agrees that, for so long as the Investor is on the Board and the Standstill Termination Date has not occurred, the Company shall notify the Investor in writing (the “2024 Slate Notice”), no later than the date that is both (i) 30 days prior to the first day that proposals can be made by shareholders pursuant to the bye-laws of the Company for consideration at the annual general meeting of shareholders of the Company for the calendar year 2024 (the “2024 Annual Meeting”), and (ii) 30 days prior to the last day that proposals can be made by shareholders for consideration at the 2024 Annual Meeting in a manner that is compliant with Rule 14a-19 under the Exchange Act (“Rule 14a-19”), whether the Investor will be included on the Company’s slate of nominees for the 2024 Annual Meeting, provided, that if, after delivering the 2024 Slate Notice indicating that the Investor will be on the slate of nominees for election at the 2024 Annual Meeting, the Company fails to include the Investor on such slate, the Company shall inform the Investor thereof in writing and the Company shall thereafter take such action (including extending the director nomination deadline) to ensure that the Investor has at least 45 days from the date that the Company informs the Investor in writing that the Investor shall not be on such slate to submit director nomination(s) for the 2024 Annual Meeting in accordance with the bye-laws of the Company and Rule 14a-19, and the Company shall not hold the 2024 Annual Meeting for at least 75 days from the date that the Company so informs the Investor thereof. The Company further agrees that for the 2024 Annual Meeting, to the extent the Investor is nominated by the Company and agrees to serve, the Company shall support the Investor for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate.

3. Schedule 13D. If at any time during the term of this Agreement, the Investor or any of his controlled Affiliates intends to file a Schedule 13D or amendment to Schedule 13D regarding any of the matters described in Section 1, the Investor shall, to the extent reasonably practicable in accordance with applicable law, provide notice of such disclosure to the Company at least twenty-four (24) hours prior to the time that such filing is submitted to EDGAR and, if requested by the Company, promptly provide a written draft of such disclosure to the Company.

4. Headings; Certain Definitions.

The headings and other captions contained in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person; provided, that controlled Affiliates of the Investor shall include Third Point Management and Third Point LLC.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York or Bermuda, are authorized or required by law to be closed for business.

“Company” has the meaning set forth in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change Event” means (i) the entry by the Company or any Subsidiary thereof into a binding definitive agreement with a third person to effect a purchase, tender or exchange offer, amalgamation, scheme of arrangement, merger, consolidation, business combination, purchase transaction or other similar extraordinary transaction that, if consummated, would result in such third party (together with its Affiliates) owning, directly or indirectly, at least a majority of the outstanding Shares (or the surviving parent entity in such transaction) or a majority of the assets of the Company and its Subsidiaries (taken as a whole), or (ii) the time at which the Board recommends in favor of a tender or exchange offer by a Person (other than the Investor and its controlled Affiliates) for at least a majority of the outstanding Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization of any sort.

“Shares” means the Common Shares, $0.10 par value per share, of the Company.

“Standstill Termination Date” means the earlier of: (i) July 1, 2025; (ii) the date of a Fundamental Change Event; or (iii) (A) the delivery of the 2024 Slate Notice that does not state that the Investor will be included on the Company’s slate of nominees for the 2024 Annual Meeting, (B) the Company’s failure to deliver the 2024 Slate Notice in accordance with the timing requirements set forth in Section 2 hereof or (C) the Company’s failure to include the Investor on the Company’s slate of nominees for the 2024 Annual Meeting.

“Subsidiary” means, with respect to any Person, any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

5. Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to such subject matter hereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

6. Notices. All notices, requests, consents, claims, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via e-mail (except if not a Business Day then the next Business Day) to the e-mail address set out below, (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, requests, consents, claims, demands and other communications, in each case to the respective party, will be sent to the applicable address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

If to the Company, to it at:

SiriusPoint Ltd.

Point House

3 Waterloo Lane

Pembroke HM 08 Bermuda

Attention: Linda S. Lin

Email: Linda.Lin@siriuspt.com

with a copy (which shall not constitute notice) to:

Skadden Arps Slate Meagher & Flom LLP

One Manhattan West

New York, New York 10001-8602

Attention: Todd E. Freed, Jon A. Hlafter

Email: todd.freed@skadden.com; jon.hlafter@skadden.com

If to the Investor, to:

Third Point LLC

390 Park Avenue

New York, NY 10022

Attention: Joshua Targoff, Esq.

Email: JTargoff@thirdpoint.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Tariq Mundiya; Russell Leaf

Email: tmundiya@willkie.com; rleaf@willkie.com

7. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in

Section 9(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Investor would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7 shall not be required to provide any bond or other security in connection with any such order or injunction.

8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

9. Governing Law; Jurisdiction.

(a) This Agreement, and all actions (whether in contract, tort or statute) with respect to the subject matter of this Agreement, or the negotiation, execution or performance of this Agreement, shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the laws of another jurisdiction.

(b) All actions with respect to the interpretation and enforcement of the provisions of this Agreement shall be heard and determined in the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York and, in each case, any appellate court therefrom. The parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such actions and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action. The consents to jurisdiction and venue set forth in this Section 9(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action with respect to the subject matter of this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6 of this Agreement. The parties hereto agree that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

10. Waivers and Amendment. This Agreement may be changed, modified or amended, and the provisions and terms hereof may be waived, or the time for its performance extended, only by instrument in writing signed by each of the parties hereto, or, in the case of a waiver, by the party waiving compliance with such provision or term. Any change or modification to this Agreement shall be null and void, unless made by written amendment to this Agreement and signed by each of the parties hereto. Any waiver of any provision or term of this Agreement, or any extension in time for performance of such provision or term, shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized director or officer of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email or other electronic means intended to preserve the original graphic or pictorial appearance of a document, such delivery by email or other electronic means to be deemed as effective as delivery of a manually executed counterpart of this Agreement.

12. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns and shall be binding upon and enforceable against the executors, administrators and heirs of the Investor, the estate of the Investor or any trust established by the Investor. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.

13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

SIRIUSPOINT LTD.

By:	/s/ Scott Egan

Name:	Scott Egan
Title:	Chief Executive Officer

/s/ Daniel S. Loeb
Daniel S. Loeb